Exhibit (d)(2)

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of [_____ ___], 2022 (the “Effective Date”), among invoX Pharma Limited, a private limited company organized under the laws of England and Wales (“Purchaser”), Fennec Acquisition Incorporated, a Delaware corporation and a wholly owned subsidiary of Purchaser (“Merger Sub”), Sino Biopharmaceutical Limited, a company organized under the laws of the Cayman Islands (“Guarantor”), and F-star Therapeutics, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Purchaser, Merger Sub, Guarantor and the Company have entered into that certain Agreement and Plan of Merger, dated as of June 22, 2022 (the “Merger Agreement”).

WHEREAS, all capitalized terms herein shall have the meanings ascribed to them in the Merger Agreement unless otherwise defined herein.

WHEREAS, the Company has delivered the Financing Election Notice pursuant to Section 8.4(a) of the Merger Agreement.

WHEREAS, pursuant to Section 8.4(a) of the Merger Agreement, the parties are required to execute this Agreement and consummate the transactions contemplated herein on or before the date that is one business day after the date upon which the Financing Election Notice is delivered.

WHEREAS, the Purchaser, Merger Sub, Guarantor and the Company are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act.

WHEREAS, the Purchaser wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement [_______]1 shares of Common Stock (the “Shares”) for an aggregate purchase price of USD $12,000,000 at the Purchase Price (as defined below).

Now, Therefore, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Purchaser, Merger Sub, Guarantor and Company agree as follows:

1.	DEFINITIONS

1.1            Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the direct or indirect ownership of more than 50% of the voting securities of such Person, or possession, directly or indirectly, of the power to appoint a majority of the board of directors or similar governing authority of such Person.

1 The number of shares purchased shall be that number obtained by dividing $12,000,000 by the Purchase Price.

“Board” means the board of directors of the Company.

“business day” means any day except (a) a Saturday or a Sunday, (b) a day on which banks in the City of New York are authorized or required by Legal Requirements to be closed, or (c) a day on which the principal offices of the SEC in Washington, D.C. are not open to accept filings.

“CFIUS” means the Committee on Foreign Investment in the United States

“CFIUS Action” means, with regard to only those portions of this Agreement relating to the Director Nomination Right or the Board Observer Right, as applicable, (a) if a joint voluntary notification is submitted to CFIUS pursuant to 31 C.F.R. § 800 subpart E, or if CFIUS initiates a review pursuant to 31 C.F.R. § 800.407(a)(3), then (i) written notice from CFIUS that it has concluded its review, or, if applicable, investigation, and has determined that there are no unresolved national security concerns and that action under Section 721 of the DPA is concluded; or (ii) written notice from CFIUS that the Director Nomination Right or the Board Observer Right, as applicable, pursuant to this Agreement does not constitute a Covered Transaction (as such term is defined in 31 C.F.R. § 800.213) and is not subject to review by CFIUS; (b) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision and either (i) the President has announced a decision not to take any action to suspend or prohibit the Director Nomination Right or the Board Observer Right, as applicable, pursuant to this Agreement, or (ii) the time permitted under Section 721 for the President to take action to suspend or prohibit the Director Nomination Right or the Board Observer Right, as applicable, pursuant to this Agreement shall have lapsed without any such action being threatened, announced or taken; or (c) if a declaration is submitted to CFIUS pursuant to 31 C.F.R. § 800.402, then written notice from CFIUS that (i) CFIUS has concluded its assessment and determined there are no unresolved national security concerns related thereto, or (ii) CFIUS is not able to conclude its assessment but has not requested that the parties submit a joint voluntary notice to CFIUS in connection thereto or initiated a unilateral review thereof.

“Closing” means the closing of the purchase and sale of the Shares on the Closing Date pursuant to Section 2.1 of this Agreement.

“Closing Date” means _______, 2022, which shall be no later than five business days after the delivery of the Financing Election Notice has been delivered pursuant to Section 8.4 of the Merger Agreement.

“Common Stock” means the common stock of the Company, $0.0001 par value per share, and any other class of securities into which such securities may hereafter be reclassified or changed into.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or any political subdivision, court, body, agency or regulatory authority thereof, and any person exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to any of the foregoing, including, but not limited to, CFIUS.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (or under the authority of Nasdaq or another applicable stock exchange).

“Material Adverse Effect” means a circumstance that (a) could reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby or (b) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its Subsidiaries taken as a whole.

“Nasdaq” means The Nasdaq Stock Market, LLC.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Purchase Price” means $4.49 per Share; provided, however, that if (a) the volume weighted average of the closing price per share of Common Stock for the five Trading Days immediately preceding the execution of this Agreement as reported by Bloomberg L.P. (the “5-day VWAP Price”) (provided however, that if this Agreement is not executed “no later than one business day after the Company’s delivery of the Financing Election Notice to Parent,” as required by Section 8.4(a) of the Merger Agreement, then the 5-day VWAP Price shall be calculated based on the five Trading Days immediately preceding the date that is one business day after the Company’s delivery of the Financing Election Notice to Parent) is greater than $4.49, then the Purchase Price shall be an amount equal to the lesser of (i) the 5-day VWAP Price and (ii) $7.12, or (b) the Company is conducting a concurrent placement of shares of Common Stock, in which case the Purchase Price shall be calculated pursuant to this clause (b) only, then the Purchase Price shall be an amount equal to the lesser of (i) the same price per share of Common Stock paid by the investors in connection with such placement, (ii) if the 5-day VWAP Price is greater than $4.49, then the 5-day VWAP Price, and (iii) $7.12.

“Registration Statement” means a registration statement or registration statements of the Company filed under the Securities Act pursuant to Section 4 hereof.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” means collectively all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2020 (including the exhibits thereto and documents incorporated by reference therein).

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO of the Exchange Act, but shall be deemed to not include the location and/or reservation of borrowable shares of Common Stock.

“Subsidiary” means any individual or entity the Company wholly-owns or controls, or in which the Company, directly or indirectly, owns a majority of the voting stock or similar voting interest, in each case that would be disclosable pursuant to Item 601(b)(21) of Regulation S-K promulgated under the Securities Act.

“Trading Day” means a day on which the Common Stock is traded on a trading market.

“Transaction Documents” means this Agreement and any other documents or agreements executed and delivered to the Purchaser in connection with the transactions contemplated hereunder.

“Transfer” means to voluntarily or involuntarily sell, mortgage, gift, assign, contribute, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly, in any case, whether by merger, testamentary disposition, operation of law or otherwise, or enter into a definitive agreement with respect to any of the foregoing. “Transfer” used as a noun has a correlative meaning.

2.	PURCHASE AND SALE

2.1          Closing.

(a)            At the Closing, upon the terms set forth herein, the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Company the Shares, at a purchase price equal to the Purchase Price per share of Common Stock.

(b)            At the Closing, the Purchaser shall deliver to the Company via wire transfer immediately available funds equal to the purchase price set forth opposite the Purchaser’s name on Exhibit A hereto and the Company shall deliver to the Purchaser its respective Shares in the amounts set forth opposite the Purchaser’s name on Exhibit A hereto, deliverable at the Closing on the Closing Date, in accordance with Section 2.2 of this Agreement. The Closing shall occur at 10:00 a.m. (New York City Time) on the Closing Date or such other time and location as the parties shall mutually agree.

2.2          Deliveries; Closing Conditions.

(a)            At the Closing, the Company will deliver or cause to be delivered to the Purchaser certificate(s) or book-entry shares representing the Common Stock, purchased by the Purchaser, registered in the Purchaser’s name. Such delivery shall be against payment of the purchase price therefor by the Purchaser by wire transfer of immediately available funds to the Company in accordance with the Company’s written wiring instructions provided to the Purchaser at least two business days prior to the Closing Date.

(b)            The respective obligations of the Company, on the one hand, and the Purchaser, on the other hand, hereunder in connection with the Closing are subject to the following conditions being met:

(i)            the accuracy in all material respects on the Closing Date of the representations and warranties contained herein (unless made as of a specified date therein) of the Company (with respect to the obligations of the Purchaser) and the Purchaser (with respect to the obligations of the Company); and

(ii)            all obligations, covenants and agreements of the Company (with respect to the obligations of the Purchaser) and the Purchaser (with respect to the obligations of the Company) required to be performed at or prior to the Closing Date shall have been performed in all material respects.

(c)            For avoidance of doubt, the Closing shall not be contingent upon the occurrence of any CFIUS Action. Only those further actions described in Section 5.3(a) and Section 5.3(h)(i) below, which are severable from the other actions in this Agreement and may occur after the Closing, shall be contingent upon the occurrence of the applicable CFIUS Action.

3.	REPRESENTATIONS AND WARRANTIES

3.1            Representations and Warranties of the Company. Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.2 of this Agreement, the Company represents and warrants to the Purchaser that the statements contained in this Section 3.1 are true and correct as of the date hereof and as of the Closing Date:

(a)            The Company has all requisite legal and corporate or other power and capacity and has taken all requisite corporate or other action to execute and deliver this Agreement, to issue the Shares and to carry out and perform all of its obligations under this Agreement; and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar Legal Requirements relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally.

(b)            The Shares have been duly and validly authorized and, when issued and delivered to and paid for by the Purchaser in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and will not have been issued in violation of or subject to any preemptive or similar rights under the Legal Requirements of Delaware or otherwise.

(c)            This Agreement has been duly authorized, executed and delivered by the Company.

(d)            No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein, except as may be required under the Securities Act, the blue sky laws of any jurisdiction, or the applicable CFIUS Action upon which the actions in Section 5.3(a) and Section 5.3(h)(i) below are contingent, in connection with the purchase of the Shares by the Purchaser.

(e)            Neither the Company nor its Subsidiaries, nor any of their affiliates or any other Person acting on the their behalf, has made any offers or sales of any security of the Company, its Subsidiaries, or any of their affiliates or solicited any offers to buy any security of the Company, or any of the Company’s or any affiliates under circumstances that would require registration of the Shares under the Securities Act or any other securities laws or cause this offering of Shares to be integrated with any prior offering of securities of the Company for purposes of the Securities Act in any manner that would affect the validity of the private placement exemption under the Securities Act for the offer and sale of the Shares hereunder.

(f)            None of the SEC Reports filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its inception and through the date hereof. There are no material outstanding or unresolved comments in comment letters from the staff of the Commission (“Staff”) with respect to any of the SEC Reports.

(g)            The shares of Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and listed for trading on The Nasdaq Capital Market. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by The Nasdaq Capital Market (other than any notification letters, if any, from Nasdaq that the Company is not in compliance with the listing standards of The Nasdaq Capital Market that can be cured pursuant to and in accordance with the Nasdaq rules) or the Commission with respect to any intention by such entity to deregister the shares of Common Stock or prohibit or terminate the listing of the shares of Common Stock on The Nasdaq Capital Market. The Company has taken no action that is designed to terminate the registration of the shares of Common Stock under the Exchange Act.

(h)            Other than Morgan Stanley & Co. Incorporated, no broker, finder or other financial consultant has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on the Purchaser, Merger Sub or Guarantor.

3.2          Representations, Warranties and Covenants of the Purchaser. The Purchaser hereby represents, warrants and covenants to the Company as of the Closing Date:

(a)            The Purchaser has all requisite legal and corporate or other power and capacity and has taken all requisite corporate or other action to execute and deliver this Agreement, to purchase the Shares and to carry out and perform all of its obligations under this Agreement; and (b) this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar Legal Requirements relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally.

(b)            At the time the Purchaser was offered the Shares, it was: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. The Purchaser is aware of the Company’s business affairs and financial condition and has had access to and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. The Purchaser has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Shares. The Purchaser acknowledges that it has had the opportunity to review the Company’s filings with the Commission and has been afforded (A) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares and (B) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(c)            The Purchaser is purchasing the Shares for its own account, for investment purposes only, and not with a present view to, or for, resale, distribution or fractionalization thereof, in whole or in part (within the meaning of the Securities Act) in violation of the Securities Act. The Purchaser understands that its acquisition of the Shares has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein. The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) the Shares except in compliance with the Securities Act and the rules and regulations promulgated thereunder.

(d)            The Purchaser represents and acknowledges that is has not been solicited to offer to purchase or to purchase any Shares by means of any general solicitation or advertising within the meaning of Regulation D under the Securities Act.

(e)            The Purchaser represents that it is not a Person of the type described in Section 506(d) of Regulation D under the Securities Act that would disqualify the Company from engaging in a transaction pursuant to Section 506 of Regulation D under the Securities Act.

(f)            The Purchaser understands that the Shares being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares. The Purchaser further acknowledges and understands that the Shares may not be resold or otherwise transferred except in a transaction registered under the Securities Act or unless an exemption from such registration is available.

(g)            The Purchaser understands that nothing in this Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors and made such investigations as the Purchaser, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares. The Purchaser hereby acknowledges and agrees that it has independently evaluated the merits of its decision to purchase the Shares.

(h)            The Purchaser, Merger Sub and Guarantor each represent that neither they, nor any of their Affiliates, nor any Person acting on their behalf or pursuant to any understanding with them currently own any Company Securities (as defined below).

(i)            No broker, finder or other financial consultant has acted on behalf of the Purchaser, Merger Sub and Guarantor in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on the Company.

(j)             Dispositions.

(i)            The Purchaser will not, prior to the effectiveness of the Resale Registration Statement (as defined below), if then prohibited by applicable Legal Requirements other than pursuant to an available exemption under the Securities Act: (i) sell, offer to sell, solicit offers to buy, dispose of, loan, pledge or grant any right with respect to (collectively, a “Disposition”) the Shares; or (ii) engage in any hedging or other transaction which is designed or could reasonably be expected to lead to or result in a Disposition of the Shares by the Purchaser or an Affiliate.

(ii)            As of the Closing Date, the Purchaser, Merger Sub and Guarantor have not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Purchaser, Merger Sub or Guarantor, engaged in any purchases or sales of the Company’s securities (including, without limitation, any Short Sales involving the Company’s securities) since the time that the Purchaser received the Financing Election Notice or was first contacted by the Company regarding the Company’s intention to send Financing Election Notice. The Purchaser, Merger Sub and Guarantor each covenant that neither they nor any Person acting on their behalf or pursuant to any understanding with them will engage in any purchases or sales of the Company’s securities (including, without limitation, any Short Sales involving the Company’s securities) prior to the time that the transactions contemplated by this Agreement are publicly disclosed.

(iii)            The Purchaser will hold in confidence all information concerning this Agreement and the sale and issuance of the Shares until the Company has made a public announcement concerning this Agreement and the sale and issuance of the Shares, which shall be made not later than 9:00 am New York time on the first Trading Day immediately after the signing of this Agreement.

(iv)            The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.

(k)            Legend.

(i)            The Purchaser understands that the Shares shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against Transfer of the certificates for the Shares):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR IN ANY OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.”

(ii)            The Company shall, at its sole expense, upon appropriate notice from the Purchaser stating that Registrable Shares have been sold pursuant to an effective Registration Statement, timely prepare and deliver certificates or book-entry shares representing the Shares to be delivered to a transferee pursuant to the Registration Statement, which certificates or book-entry shares shall be free of any restrictive legends and in such denominations and registered in such names as the Purchaser may request. The Purchaser may request that the Company remove, and the Company agrees to authorize the removal of, the legend from such Shares, following the delivery by the Purchaser to the Company or the Company’s transfer agent of customary representation letters reasonably acceptable to the Company and a legended certificate representing such Shares: (A) following any sale of such Shares pursuant to Rule 144, (B) if such Shares are eligible for sale under Rule 144(b)(1), or (C) following the time that the Registration Statement is declared effective. If a legend removal request is made pursuant to the foregoing, the Company will promptly following the delivery by the Purchaser to the Company or the Company’s transfer agent of a legended certificate representing such Shares (or a request for legend removal, in the case of Shares issued in book-entry form), deliver or cause to be delivered to the Purchaser a certificate representing such Shares that is free from all restrictive legends or an equivalent book-entry position, as requested by the Purchaser. Certificates for Shares free from all restrictive legends may be transmitted by the Company’s transfer agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company (“DTC”) as directed by the Purchaser. If the Purchaser effects a Transfer of the Shares in accordance with Section 3.2(k)(ii), the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by the Purchaser to effect such transfer. The Purchaser agrees with the Company that the Purchaser will only sell the Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Shares are sold pursuant to the Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Shares as set forth in this Section 3.2(k)(ii) is predicated upon the Company’s reliance upon this understanding.

(l)            If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the Legal Requirements of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the Legal Requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase or acquisition, (iii) any government or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other Legal Requirements of the Purchaser’s jurisdiction.

4.	REGISTRATION RIGHTS

4.1           Definitions. For the purpose of this Section 4:

(a)            the term “Resale Registration Statement” shall mean any registration statement required to be filed by Section 4.2 below, and shall include any preliminary prospectus, final prospectus, exhibit or amendment included in or relating to such registration statements; and

(b)            the term “Registrable Shares” means the Shares; provided, however, that a security shall cease to be a Registrable Share upon the earliest to occur of the following: (i) a Resale Registration Statement registering such security under the Securities Act has been declared or becomes effective and such security has been sold or otherwise transferred by the holder thereof pursuant to and in a manner contemplated by such effective Resale Registration Statement, (ii) such security is sold pursuant to Rule 144 under circumstances in which any legend borne by such security relating to restrictions on transferability thereof, under the Security Act or otherwise, is removed by the Company, (iii) such security is eligible to be sold pursuant to Rule 144 without condition or restriction, including without any limitation as to volume of sales, and without the Holder complying with any method of sale requirements or notice requirements under Rule 144, or (iv) such security shall cease to be outstanding following its issuance.

4.2           Registration Procedures and Expenses. The Company shall:

(a)            use reasonable best efforts to file a Resale Registration Statement (the “Mandatory Registration Statement”) with the Commission on or before the date 60 days following the Closing Date (the “Filing Date”) to register all of the Registrable Shares on Form S-3 under the Securities Act (providing for shelf registration of such Registrable Shares under Commission Rule 415). In the event that Form S-3 is not available for the registration of the Registrable Shares, the Company shall register the resale of the Registrable Shares on such other form as is available to the Company;

(b)            use its reasonable best efforts to cause such Mandatory Registration Statement to be declared effective within 30 days following the Filing Date (or, in the event the Staff reviews and has written comments to the Mandatory Registration Statement, within 120 days following the Filing Date) (the earlier of the foregoing or the applicable date set forth in Section 4.2(h), the “Effectiveness Deadline”), such efforts to include, without limiting the generality of the foregoing, preparing and filing with the Commission any financial statements or other information that is required to be filed prior to the effectiveness of such Mandatory Registration Statement;

(c)            notwithstanding anything contained in this Agreement to the contrary, in the event that the Commission limits the amount of Registrable Shares or otherwise requires a reduction in the number of Registrable Shares that may be included and sold by the Purchaser in the Mandatory Registration Statement (in each case, subject to Section 4.3), then the Company shall prepare and file (i) within 10 Trading Days of the first date or time that such excluded Registrable Shares may then be included in a Resale Registration Statement if the Commission shall have notified the Company that certain Registrable Shares were not eligible for inclusion in the Resale Registration Statement or (ii) in all other cases, within 20 days following the date that the Company becomes aware that such additional Resale Registration Statement is required (the “Additional Filing Date”), a Resale Registration Statement (any such Resale Registration Statement registering such excluded Registrable Shares, an “Additional Registration Statement” and, together with the Mandatory Registration Statement, a “Resale Registration Statement”) to register any Registrable Shares that have been excluded (or, if applicable, the maximum number of such excluded Registrable Shares that the Company is permitted to register for resale on such Additional Registration Statement consistent with Commission guidance), if any, from being registered on the Mandatory Registration Statement;

(d)            use its reasonable best efforts to cause any such Additional Registration Statement to be declared effective as promptly as practicable following the Additional Filing Date, such efforts to include, without limiting the generality of the foregoing, preparing and filing with the Commission any financial statements or other information that is required to be filed prior to the effectiveness of any such Additional Registration Statement;

(e)            prepare and file with the Commission such amendments and supplements to such Resale Registration Statements and the prospectus used in connection therewith as may be necessary to keep such Resale Registration Statements continuously effective and free from any material misstatement or omission to state a material fact therein until termination of such obligation as provided in Section 4.6 below, subject to the Company’s right to suspend pursuant to Section 4.5;

(f)            furnish to the Purchaser such number of copies of prospectuses in conformity with the requirements of the Securities Act and such other documents as the Purchaser may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Shares by the Purchaser;

(g)            file such documents as may be required of the Company for normal securities law clearance for the resale of the Registrable Shares in such states of the United States as may be reasonably requested by the Purchaser and use its commercially reasonable efforts to maintain such blue sky qualifications during the period the Company is required to maintain effectiveness of the Resale Registration Statements; provided, however, that the Company shall not be required in connection with this Section 4.2(g) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

(h)            upon notification by the Commission that the Resale Registration Statement will not be reviewed or is not subject to further review by the Commission, the Company shall within five Trading Days following the date of such notification request acceleration of such Resale Registration Statement (with the requested effectiveness date to be not more than two Trading Days later);

(i)            upon notification by the Commission that the Resale Registration Statement has been declared effective by the Commission, the Company shall file the final prospectus under Rule 424 of the Securities Act (“Rule 424”) within the applicable time period prescribed by Rule 424;

(j)            advise the Purchaser promptly:

(i)            of the effectiveness of the Resale Registration Statement or any post-effective amendments thereto;

(ii)           of any request by the Commission for amendments to the Resale Registration Statement or amendments to the prospectus or for additional information relating thereto;

(iii)          of the issuance by the Commission of any stop order suspending the effectiveness of the Resale Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Shares for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes; and

(iv)          of the existence of any fact and the happening of any event that makes any statement of a material fact made in the Resale Registration Statement, the prospectus and amendment or supplement thereto, or any document incorporated by reference therein, untrue, or that requires the making of any additions to or changes in the Resale Registration Statement or the prospectus in order to make the statements therein not misleading;

(k)            cause all Registrable Shares to be listed on each securities exchange, if any, on which equity securities by the Company are then listed; and

(l)            bear all expenses in connection with the procedures in paragraphs (a) through (l) of this Section 4.2 and the registration of the Registrable Shares on such Resale Registration Statement and the satisfaction of the blue sky laws of such states.

4.3           Rule 415; Cutback.

If at any time the Staff takes the position that the offering of some or all of the Registrable Shares in a Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act or requires the Purchaser to be named as an “underwriter,” the Company shall (in consultation with legal counsel to the Purchaser) use its reasonable best efforts to persuade the Commission that the offering contemplated by the Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that the Purchaser is not an “underwriter.” In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 4.3, the Staff refuses to alter its position, the Company shall (a) remove from the Registration Statement such portion of the Registrable Shares (the “Cut Back Shares”) and/or (b) agree to such restrictions and limitations on the registration and resale of the Registrable Shares as the Staff may require to assure the Company’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that the Company shall not agree to name the Purchaser as an “underwriter” in such Registration Statement without the prior written consent of the Purchaser. No damages shall accrue as to any Cut Back Shares until such date as the Company is able to effect the registration of such Cut Back Shares in accordance with any SEC Restrictions (such date, the “Restriction Termination Date” of such Cut Back Shares). From and after the Restriction Termination Date applicable to any Cut Back Shares, all of the provisions of this Section 4 shall again be applicable to such Cut Back Shares; provided, however, that (x) the Filing Deadline for the Registration Statement including such Cut Back Shares shall be 10 Trading Days after such Restriction Termination Date, and (y) the Effectiveness Deadline with respect to such Cut Back Shares shall be the 30th day immediately after the Restriction Termination Date or the 120th day if the Staff reviews such Registration Statement (but in any event no later than five Trading Days from the Staff indicating it has no further comments on such Registration Statement).

4.4           Indemnification.

(a)            The Company agrees to indemnify and hold harmless the Purchaser and its Affiliates, partners, members, officers, directors, agents and representatives, and each Person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act or Section 20 the Exchange Act (each, a “Purchaser Party” and collectively the “Purchaser Parties”), to the fullest extent permitted by applicable Legal Requirements, from and against any losses, claims, damages or liabilities (collectively, “Losses”) to which they may become subject (under the Securities Act or otherwise) insofar as such Losses (or actions or proceedings in respect thereof) arise out of, or are based upon, any material breach of this Agreement by the Company or any untrue statement or alleged untrue statement of a material fact contained in the Resale Registration Statement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or arise out of any failure by the Company to fulfill any undertaking included in the Resale Registration Statement and the Company will, as incurred, reimburse the Purchaser Parties for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Company shall not be liable in any such case to the extent that such Loss arises out of, or is based upon: (i) an untrue statement or omission or alleged untrue statement or omission made in such Resale Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Purchaser specifically for use in preparation of the Resale Registration Statement; or (ii) any breach of this Agreement by the Purchaser; provided further, however, that the Company shall not be liable to any Purchaser Party (or any partner, member, officer, director or controlling Person of the Purchaser) to the extent that any such Loss is caused by an untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus if either (i) (A) the Purchaser failed to send or deliver a copy of the final prospectus with or prior to, or the Purchaser failed to confirm that a final prospectus was deemed to be delivered prior to (in accordance with Rule 172 of the Securities Act), the delivery of written confirmation of the sale by the Purchaser to the Person asserting the claim from which such Loss resulted and (B) the final prospectus corrected such untrue statement or omission, (ii) (X) such untrue statement or omission is corrected in an amendment or supplement to the prospectus and (Y) having previously been furnished by or on behalf of the Company with copies of the prospectus as so amended or supplemented or notified by the Company that such amended or supplemented prospectus has been filed with the Commission, in accordance with Rule 172 of the Securities Act, the Purchaser thereafter fails to deliver such prospectus as so amended or supplemented, with or prior to or the Purchaser fails to confirm that the prospectus as so amended or supplemented was deemed to be delivered prior to (in accordance with Rule 172 of the Securities Act), the delivery of written confirmation of the sale by the Purchaser to the Person asserting the claim from which such Loss resulted or (iii) the Purchaser sold Registrable Shares in violation of the Purchaser’s covenants contained in Section 3.2 of this Agreement.

(b)            The Purchaser agrees to indemnify and hold harmless the Company and its officers, directors, Affiliates, agents and representatives and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each a “Company Party” and collectively the “Company Parties”), from and against any Losses to which the Company Parties may become subject (under the Securities Act or otherwise), insofar as such Losses (or actions or proceedings in respect thereof) arise out of, or are based upon, any material breach of this Agreement by the Purchaser or untrue statement or alleged untrue statement of a material fact contained in the Resale Registration Statement (or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in each case, on the effective date thereof), if, and only to the extent, such untrue statement or omission or alleged untrue statement or omission was made in reliance upon and in conformity with written information furnished by or on behalf of the Purchaser specifically for use in preparation of the Resale Registration Statement, and the Purchaser will reimburse each Company Party for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that in no event shall any indemnity under this Section 4.4(b) be greater in amount than the dollar amount of the net proceeds received by the Purchaser upon its sale of the Registrable Shares included in the Registration Statement giving rise to such indemnification obligation.

(c)            Promptly after receipt by any Indemnified Person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying Person pursuant to this Section 4.4, such indemnified Person shall notify the indemnifying Person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified Person and such indemnifying Person shall have been notified thereof, such indemnifying Person shall be entitled to participate therein, and, to the extent that it shall wish, provide written notice as promptly as practicable to the indemnified Person that it elects to assume the defense thereof, with counsel reasonably satisfactory to such indemnified Person. After written notice from the indemnifying Person to such indemnified Person of its election to assume the defense thereof, such indemnifying Person shall not be liable to such indemnified Person for any legal expenses subsequently incurred by such indemnified Person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate in the reasonable judgment of the indemnified Person for the same counsel to represent both the indemnified Person and such indemnifying Person or any affiliate or associate thereof, the indemnified Person shall be entitled to retain its own counsel at the expense of such indemnifying Person; provided, further, that no indemnifying Person shall be responsible for the fees and expense of more than one separate counsel for all indemnified Persons. The indemnifying Person shall not settle an action without the consent of the indemnified Person, which consent shall not be unreasonably withheld.

(d)            If the indemnification provided for in this Section 4.4 is held by a court of competent jurisdiction to be unavailable to an indemnified Person with respect to any Losses, the indemnifying Person, in lieu of indemnifying such indemnified Person thereunder, shall to the extent permitted by applicable Legal Requirements contribute to the amount paid or payable by such indemnified Person as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying Person on the one hand and of the indemnified Person on the other, as well as any other relevant equitable considerations; provided, that in no event shall any contribution by an indemnifying Person hereunder be greater in amount than the dollar amount of the proceeds received by such indemnifying Person upon the sale of such Registrable Shares.

4.5            Prospectus Suspension. The Purchaser acknowledges that there may be times when the Company must suspend the use of the prospectus forming a part of the Resale Registration Statement until such time as an amendment to the Resale Registration Statement has been filed by the Company and declared effective by the Commission, or until such time as the Company has filed an appropriate report with the Commission pursuant to the Exchange Act. The Purchaser hereby covenants that it will not sell any Registrable Shares pursuant to said prospectus during the period commencing at the time at which the Company gives the Purchaser notice of the suspension of the use of said prospectus and ending at the time the Company gives the Purchaser notice that the Purchaser may thereafter effect sales pursuant to said prospectus; provided, that such suspension periods shall in no event exceed 60 days in any 12 month period and that, in the good faith judgment of the Board, the Company would, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose any corporate development, a potentially significant transaction or event involving the Company, or any negotiations, discussions, or proposals directly relating thereto, in either case the disclosure of which would reasonably be expected to have a Material Adverse Effect upon the Company or its stockholders.

4.6            Termination of Obligations. The obligations of the Company pursuant to Section 4.2 hereof shall cease and terminate, with respect to any Registrable Shares, upon the earlier to occur of (a) such time such Registrable Shares have been resold, or (b) such time as such Registrable Shares no longer remain Registrable Shares pursuant to Section 4.1(b) hereof.

4.7           Reporting Requirements.

(a)            With a view to making available the benefits of certain rules and regulations of the Commission that may at any time permit the sale of the Shares to the public without registration or pursuant to a registration statement on Form S-3, the Company agrees to:

(i)            make and keep public information available, as those terms are understood and defined in Rule 144;

(ii)           file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(iii)         so long as the Purchaser owns Registrable Shares, furnish to the Purchaser upon request (A) a written statement by the Company as to whether it is in compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or whether it is qualified as a registrant whose securities may be resold pursuant to Commission Form S-3, (B) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (C) such other information as may be reasonably requested to permit the Purchaser to sell such securities pursuant to Rule 144.

4.8            Blue Sky. The Company shall obtain and maintain all necessary blue sky law permits and qualifications, or secured exemptions therefrom, required by any state for the offer and sale of Registrable Shares.

5.	OTHER AGREEMENTS OF THE PARTIES

5.1            Securities Laws Disclosure. The Company shall, by 5:30 p.m. (New York City time) on the fourth Trading Day following the date hereof, file a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby (the “Form 8-K”). From and after the filing of the Form 8-K, the Purchaser shall not be in possession of any material, non-public information received from the Company or any of their respective officers, directors or employees that is not disclosed in the Form 8-K.

5.2            Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue the Shares.

5.3            Board of Directors.

(a)            From and after the date that the CFIUS Action with respect to the Director Nomination Right has occurred until such time as the Purchaser ceases to beneficially own such number of shares of Common Stock purchased from the Company pursuant to this Agreement that represents at least five percent (5%) of the issued and outstanding shares of Common Stock (such period, the “Director Nomination Right Period”), the Purchaser shall have the right to designate one nominee (the “Purchaser Director”) for appointment to the Board, and the Company and the Board shall cause such Purchaser Director to be appointed to the Board (and if necessary, increase the size of the Board to accommodate such appointment) to serve until the completion of such director’s term or earlier resignation or removal; provided that such Purchaser Director shall be reasonably acceptable to the Nominating and Corporate Governance Committee of the Board acting in good faith and applying reasonable and customary criteria applicable to all non-officer/non-employee Directors generally and who (i) shall be determined in the reasonable judgement of the Nominating and Corporate Governance Committee to qualify as an Independent Director and (ii) shall not be an officer or employee of the Company, either at the time of or following their appointment as Director (the “Director Nomination Right”). For the avoidance of doubt, if the Nominating and Corporate Governance Committee determines in its good faith reasonable judgment that a nominee designated pursuant to the Director Nomination Right is not reasonably acceptable in accordance with the requirements of this Section 5.3(a), then the Purchaser shall be entitled to designate another nominee to serve on the Board. During the Director Nomination Right Period, upon the death, resignation, retirement, disqualification or removal from office (for any reason) of any Purchaser Director, the Purchaser shall have the right to designate a replacement for such Purchaser Director, subject to, and in accordance with, the Director Nomination Right provided in this Section 5.3(a).

(b)            During the Director Nomination Right Period, the Company agrees that a Purchaser Director shall be entitled to the same rights, privileges and compensation applicable to all non-executive Directors generally or to which all such non-executive Directors are entitled, including any rights with respect to indemnification arrangements, directors and officers insurance coverage and other similar protections and expense reimbursement.

(c)            Until the expiration of the Director Nomination Right Period, the Purchaser shall not, and shall cause its Affiliates not to, nominate any person for appointment or election to the Board except in accordance with the provisions set forth herein.

(d)            The Board (or any committee thereof) shall have the right to nominate for election the remaining Directors that the Purchaser is not entitled to designate or nominate pursuant to Section 5.3(a).

(e)            Notwithstanding the foregoing, nothing in this Section 5.3 or otherwise in this Agreement shall require Parent or its Affiliates to (i) negotiate, commit to or effect, by consent decree, mitigation agreement, national security agreement, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of the Company, the Purchaser or any of their respective Affiliates or Subsidiaries, (ii) terminate existing relationships, contractual rights or obligations of the Company, the Purchaser or any of their respective Affiliates or Subsidiaries, (iii) terminate any venture or other arrangement, (iv) create any relationship, contractual rights or obligations of the Company, the Purchaser or any of their respective Affiliates or Subsidiaries, (v) effectuate any other change or restructuring of the Company, the Purchaser or any of their respective Affiliates or Subsidiaries and (vi) otherwise take or commit to take any actions with respect to the businesses, product lines or assets the Company, the Purchaser or any of their respective Affiliates or Subsidiaries.

(f)            Subject to the terms and conditions of this Agreement, each of the Company and the Purchaser shall (and shall cause their respective Affiliates, if applicable, to): (i) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents required to be made with, or obtained from, any other Governmental Entities, including CFIUS, in connection with the Director Nomination Right or the Board Observer Right, as applicable; and (ii) expeditiously supply any additional information that reasonably may be required or requested by CFIUS or any foreign or domestic Governmental Entity responsible for the enforcement of any applicable Legal Requirement regulating foreign investment screening, national security or trade regulation (“Foreign Direct Investment Law”). Without limiting the generality of anything in this Section 5.3, in the event that the Director Nomination Right or the Board Observer Right, as applicable, requires the Company and the Purchaser to notify any Governmental Entities in accordance with any Foreign Direct Investment Laws, or if the Purchaser and the Company mutually agree that a voluntary notification is necessary under any such Foreign Direct Investment Laws, and such notification should be submitted, under such Foreign Direct Investment Laws, then each party hereto shall, and shall cause their respective Affiliates to, promptly, but in no event later than ten business days after the date hereof, make an appropriate filing of all notifications and report forms to the applicable Governmental Entity as required by such Foreign Direct Investment Laws with respect to the Director Nomination Right or the Board Observer Right, as applicable.

(g)            Without limiting the generality of anything contained in this Section 5.3, from and after the date hereof until the applicable CFIUS Action has occurred, each of the Company and the Purchaser shall use its commercially reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other party hereto to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other party hereto prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Entity or brought by a third party before any Governmental Entity, in each case, with respect to the Director Nomination Right or the Board Observer Right, as applicable, (iii) keep the other party hereto informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other party hereto of any communication to or from CFIUS or any other Governmental Entity in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) upon request, promptly furnish to the other party hereto, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents provided to or received from any Governmental Entity in connection with any such request, inquiry, investigation, action or Legal Proceeding (documents provided pursuant to this provision may be redacted (1) to remove references concerning valuation, (2) as necessary to comply with contractual arrangements and (3) as necessary to address reasonable privilege or confidentiality concerns), (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, and to the extent reasonably practicable, consult in advance and cooperate with the other party hereto and consider in good faith the views of the other party hereto in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding and (vii) except as may be prohibited by any Governmental Entity or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Director Nomination Right or the Board Observer Right, as applicable, each of the Company and the Purchaser shall provide advance notice of and permit authorized Representatives of the other party hereto to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding; provided that notwithstanding anything to the contrary in this Section 5.3, the Purchaser shall have the principal responsibility for determining and implementing the strategy for obtaining any necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Entities (including with respect to timing and potential ways to address any concerns that may be raised) and shall lead and direct all submissions to, meetings, negotiations and communications with any Governmental Entity in connection with matters related to CFIUS or any Foreign Direct Investment Laws. The Purchaser shall pay all filing fees for any other filing made to a Governmental Entity, but the Company shall bear its own costs for the preparation of any such filings. Neither the Company nor the Purchaser shall commit to or agree with any Governmental Entity to stay, toll or extend, directly or indirectly, any applicable waiting period, or pull and refile any filing or notice to a Governmental Entity, in each case, without the prior written consent of the other (which will not be unreasonably withheld, conditioned or delayed).

(h)            If the CFIUS Action with respect to the Director Nomination Right does not occur, then:

(i)            The Company shall not be obligated to appoint or elect the Purchaser Director pursuant to Section 5.3(a), and from and after the date that the CFIUS Action with respect to the Board Observer Right has occurred until such time as the Purchaser ceases to beneficially own such number of shares of Common Stock purchased from the Company pursuant to this Agreement that represents at least five percent (5%) of the issued and outstanding shares of Common Stock, the Purchaser shall have the right to designate one representative (the “Purchaser Board Observer”) to attend and participate in all meetings of the Board in a nonvoting observer capacity (the “Board Observer Right”). The Company shall give the Purchaser Board Observer copies of all notices, minutes, consents and other materials, financial or otherwise, that it provides to the directors in their capacity as members of the Board; provided, however, that the Company reserves the right to withhold any information and to exclude the Purchaser Board Observer from any meeting or portion thereof to the extent it is determined in good faith by the Board that attendance at such meeting or portion thereof could adversely affect the attorney-client privilege between the Company and its counsel.

(i)            Otherwise, the terms of this Agreement shall remain in full force and effect.

5.4           Standstill Provisions.

(a)            Each of the Purchaser, Merger Sub and Guarantor agrees that, from the date of this Agreement until the date of the next annual meeting of the Company’s stockholders (the “Standstill Period”), Purchaser, Merger Sub and Guarantor shall not, and shall cause each of its controlled Affiliates not to, in each case directly or indirectly, in any manner:

(i)            acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any Common Stock or any securities convertible or exchangeable into or exercisable for Common Stock (collectively, “Company Securities”) or assets of the Company, or rights or options to acquire any Company Securities, or engage in any swap instrument or derivative hedging transactions or other derivative agreements of any nature with respect to Company Securities that would result in Purchaser, Merger Sub and Guarantor, individually or collectively, together with their Affiliates, having beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of more than 14.99% of the Common Stock outstanding at such time;

(ii)            engage in any solicitation of proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(iii)            make any request for a stockholder list of materials or any other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise;

(iv)            form, join, or in any way knowingly participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the shares of the Common Stock (other than a “group” that includes all or some of the Purchaser, Merger Sub and Guarantor, or their respective Affiliates, but does not include any other entities or persons that are not Affiliates of the Purchaser, Merger Sub and Guarantor as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Purchaser, Merger Sub and Guarantor as of the date hereof to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(v)            deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than any such voting trust, arrangement or agreement solely among the Purchaser, Merger Sub and Guarantor and otherwise in accordance with this Agreement;

(vi)          (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, consolidation, acquisition, recapitalization, restructuring, liquidation, dissolution, disposition or other business combination involving the Company, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, consolidation, acquisition, recapitalization, restructuring, liquidation, dissolution, disposition or other business combination involving the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, tender (or exchange) offer, consolidation, acquisition, recapitalization, restructuring, liquidation, dissolution, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public or (E) call or seek to call a special meeting of stockholders;

(vii)         seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 5.3(a);

(viii)        advise, knowingly encourage, knowingly support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders with respect to the appointment, election or removal of director(s), except in accordance with Section 5.3(a); or

(ix)          make any request or submit any proposal, alone or in concert with others, that would reasonably be expected to require the Company, Purchaser, Merger Sub or Guarantor to make public disclosure of any kind, other than through non-public communications with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for any party.

(b)            Nothing in Section 5.4(a) shall be deemed to limit the exercise in good faith by any Purchaser Director of such person’s fiduciary duties solely in such person’s capacity as a director of the Company. Notwithstanding anything to the contrary in this Section 5.4, prior to the expiration or termination of the Standstill Period, Purchaser, Merger Sub and Guarantor (i) may request (but only privately to the Company, the Board or the Chief Executive Officer of the Company and not publicly) an amendment or waiver of, consent under or agreement not to enforce, this Section 5.4 or (ii) may make proposals or offers (but only privately to the Company, the Board or the Chief Executive Officer of the Company and not publicly) regarding a transaction, in each case in such a manner as would not require public disclosure thereof under applicable Legal Requirements.  Despite the foregoing, each of the restrictions contained in Section 5.4(a) shall lapse and shall be of no force and effect if, at any time after the date of this Agreement (A) at such time as the Company or any of its Affiliates enters into a definitive agreement with any third party with respect to a merger, sale of assets or securities or other business combination as a result of which such third party would for a transaction with any other person or “group” (as defined in Section 13(d)(3) of the Exchange Act) as a result of which 50% or more of the outstanding common stock or any other class of securities of the Company following consummation of such transaction, or 50% or more of the assets of the Company following consummation of such transaction, would be owned by persons other than the stockholders of the Company (in their capacity as such) immediately prior to the consummation of such transaction, whether by tender offer, merger, issuance or otherwise, or (B) any Person or group (other than Purchaser, Merger Sub or Guarantor, or any of their respective Affiliates) commences a bona fide tender or exchange offer that, if consummated, would result in 50% or more of the outstanding common stock or any other class of securities of the Company being owned by such Persons or group and the Board accepts (or recommends that its stockholders accept) such offer or fails to recommend within ten business days from the date of commencement of such offer that its stockholders reject such offer.

6.	MISCELLANEOUS

6.1            Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party hereto shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Notwithstanding the foregoing, the Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Shares to the Purchaser.

6.2            Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such subject matter, which the parties hereto acknowledge have been merged into such documents, exhibits and schedules.

6.3            Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective upon actual receipt via mail, courier or confirmed email by the party hereto to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

6.4            Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company Purchaser, Merger Sub and Guarantor, or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party hereto to exercise any right hereunder in any manner impair the exercise of any such right.

6.5            Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.6            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser (other than by merger). None of Purchaser, Merger Sub nor Guarantor may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company (other than by merger).

6.7            Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

6.8            Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

6.9            Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to each other party hereto, it being understood that the parties need not sign the same counterpart. In the event that any signature on this Agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a legally valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

6.10          Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties hereto that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

6.11          Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity or bond, if requested. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Shares.

6.12          Guarantee. Guarantor absolutely, unconditionally and irrevocably guarantees to the Company, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of Purchaser pursuant to this Agreement (the “Obligations”); provided, however, that in no event shall the liability of Guarantor under this Section 6.12 be any greater than the aggregate Obligations of Purchaser under this Agreement. If Purchaser fails to pay or perform the Obligations when due, then all of the Guarantor’s liabilities to the Company hereunder in respect of such Obligations shall, at the Company’s option, become immediately due and payable and the Company may at any time and from time to time take any and all actions available hereunder or under applicable Legal Requirements to enforce and collect the Obligations from the Guarantor. In furtherance of the foregoing, Guarantor acknowledges that the Company may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligations, regardless of whether any action is brought against Purchaser. To the fullest extent permitted by Legal Requirements, Guarantor hereby expressly and unconditionally waives any and all rights or defenses arising by reason of any Legal Requirement, promptness, diligence, notice of the acceptance of this guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligations incurred and all other notices of any kind; provided, that any defenses to enforcement available to Purchaser hereunder shall be available to Guarantor on the same basis. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Transaction Documents and that the waivers set forth herein are knowingly made in contemplation of such benefits.

6.13          Remedies. The Company shall be entitled to exercise all rights provided herein or granted by Legal Requirements, including recovery of damages, for any breach of the Transaction Documents.

6.14          Construction. The parties hereto agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.

6.15          Arbitration. Each party hereto agrees that any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity hereof, including the determination of the arbitrability of such a dispute, shall be determined by arbitration in Wilmington, Delaware before one arbitrator. Any arbitration contemplated by this Agreement shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Each of Purchaser, Merger Sub and Guarantor expressly agrees that, as part of any arbitration contemplated by this Agreement, the arbitrator shall award the Company its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees), to the extent it is the prevailing party, in whole or in part, in connection with such arbitration, together with interest on such amount at a rate equal to the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. Any award rendered by an arbitrator pursuant to this Agreement shall be final, nonappealable, conclusive and binding upon the parties hereto.

[Remainder of page intentionally left blank.]

In Witness Whereof, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

F-STAR THERAPEUTICS, INC.

Name: Eliot Forster
Title: President and Chief Executive Officer

Address for Notice:
B920 Babraham Research Campus
Cambridge, UK CB22 3AT

Email: Eliot.Forster@f-star.com
Attention: Eliot Forster

With a copy to (which shall not constitute notice):
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111

Email: wchicks@mintz.com
Attention: William C. Hicks

[Signature page to Securities Purchase Agreement]

PURCHASER:

INVOX PHARMA LIMITED

Name: Benjamin Toogood
Title: Chief Executive Officer

Address for Notice:
invoX Pharma Limited
5 Merchant Square
London, United Kingdom, W2 1AY

Email: tyron.hussey@invoxpharma.com
Attention: Tyron Hussey

With a copy to (which shall not constitute notice):

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York, 10022
Attention:	George A. Casey
George Karafotias
Email:	george.casey@shearman.com
gkarafotias@shearman.com

Shares Beneficially
Owned Prior to
Closing: [zero]

[Signature page to Securities Purchase Agreement]

MERGER SUB:

FENNEC ACQUISITION INCORPORATED

Name: Benjamin Toogood
Title: Chief Executive Officer

Address for Notice:
c/o invoX Pharma Limited
5 Merchant Square
London, United Kingdom, W2 1AY

Email: tyron.hussey@invoxpharma.com
Attention: Tyron Hussey

With a copy to (which shall not constitute notice):

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York, 10022
Attention:	George A. Casey
George Karafotias
Email:	george.casey@shearman.com
gkarafotias@shearman.com

[Signature page to Securities Purchase Agreement]

GUARANTOR:

SINO BIOPHARMACEUTICAL LIMITED

Name: Benjamin Toogood
Title: Authorized Signatory

Address for Notice:
Unit 09, 41st Floor, Office Tower Convention Plaza 1 Harbour Road, Wanchai Hong Kong

Email: mabel.leung@sino-biopharm.com
Attention: Mabel Leung

With a copy to (which shall not constitute notice):

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York, 10022
Attention:	George A. Casey
George Karafotias
Email:	george.casey@shearman.com
gkarafotias@shearman.com

[Signature page to Securities Purchase Agreement]

EXHIBIT A

CLOSING SCHEDULE

Name	Shares of Common Stock to be Purchased	Purchase Price for Common Stock
[Purchaser]	[________][2]	$12,000,000

2 The number of shares purchased shall be that number obtained by dividing $12,000,000 by the Purchase Price.